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Exhibit 23.2

Consent of Ernst & Young LLP, Independent Auditors

        We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 10, 2002, with respect to the consolidated statements of operations, changes in stockholders equity (deficit), and cash flows for the year ended December 31, 2001 of Axcess International, Inc. (formerly Axcess Inc.) included in Amendment No. 1 to the Registration Statement (Form SB-2 No. 333-109105) and related Prospectus of Axcess International, Inc. (formerly Axcess Inc.) for the registration of 3,748,272 shares of its common stock.

/s/ Ernst & Young LLP
Dallas, Texas November 20, 2003

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  Exhibit 23.2